As filed with the Securities and Exchange Commission on April 19, 1999
                                                    Registration No. 333-73425
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                        ------------------------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        ------------------------------
                         PENNSYLVANIA ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

              Pennsylvania                             23-1920170
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)
                                 One PEI Center
                      Wilkes-Barre, Pennsylvania 18711-0601
                                 (570) 829-8843
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Donna M. Abdalla, Corporate Secretary
                         Pennsylvania Enterprises, Inc.
                                 One PEI Center
                      Wilkes-Barre, Pennsylvania 18711-0601
                                 (570) 829-8735
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                        ------------------------------
                                    Copy to:
                             Garett J. Albert, Esq.
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                          New York, New York 10004-1482
                        ------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / x /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /__/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

     Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Company intends to use the prospectus contained in this Registration Statement in connection with the securities registered under Registration Statement No. 333-23653, Registration Statement No. 333-04813, Registration Statement No. 33-53501 and Registration Statement No. 2-76135.

                         PENNSYLVANIA ENTERPRISES, INC.

                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                        2,400,000 Shares of Common Stock
                  (no par value, stated value $5.00 per share)

            The Dividend Reinvestment and Stock Purchase Plan, as amended herein (the "Plan"), of Pennsylvania Enterprises, Inc. (the "Company") provides all shareholders of record of the Company who own at least twenty (20) shares of common stock, no par value, stated value $5.00 per share, of the Company ("Common Stock") with a convenient and economical method of reinvesting cash dividends to purchase, at the option of the Company, either newly-issued additional shares of Common Stock, or shares of Common Stock acquired by The Chase Manhattan Bank Corporation, as administrator of the Plan, and ChaseMellon Shareholder Services, L.L.C., as agent for Plan participants (the "Agent"), in the open market. Any holder of record of at least twenty (20) shares of Common Stock is eligible to participate. Cash dividends on shares of Common Stock owned beneficially but not of record (e.g., shares in street name) may not be reinvested under the Plan until the beneficial owner becomes a holder of record of at least twenty (20) shares of Common Stock or makes arrangements for participation with the broker or bank in whose name the shares are registered.

            The purchase price of newly-issued shares purchased from the Company under the Plan will be an amount equal to the average of the daily high and low prices for the Common Stock for the five trading days immediately preceding the applicable dividend payment date as reported on the New York Stock Exchange. The purchase price of shares acquired in the open market which are purchased under the Plan will be an amount equal to the weighted average price at which the Agent acquires the shares in the open market.

            If a shareholder does not wish to participate in the Plan, such shareholder will receive dividends, as declared, by check or, at the option of the shareholder, by deposit directly into such shareholder's bank account, in each case on or about the dividend payment date. The Company administers the Plan at its own expense. Any brokerage fees or commissions in connection with the purchase of Common Stock under the Plan will be paid by the Company.

            The Company will receive all of the net proceeds from the sale of any newly-issued shares of Common Stock. The Company will not receive any net proceeds from the sale of shares of Common Stock which are acquired pursuant to the Plan in the open market.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION
                   PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------



                The date of this Prospectus is April 19, 1999.


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                                                                               2


            No person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date hereof.


                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and New York Regional Office, 7 World Trade Center, New York, New York 10048-1100. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. The Company's Common Stock is listed on such Exchange.

            The Company has filed with the Commission a Registration Statement on Form S-3 (File No. 333-73425) (herein, together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933. This Prospectus does not contain all of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement for further information.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1998, which has been filed with the Commission pursuant to the Exchange Act (File No. 0-7812).

            All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the oral or written request of any such person, a copy of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to the Company's Investor Relations Department at the Company's principal executive office. The mailing address of such office is Pennsylvania Enterprises, Inc., One PEI Center, Wilkes-Barre, Pennsylvania 18711-0601, telephone no. (800) 379-4768.


                                   THE COMPANY

            The Company is a holding company formed in 1974 which, through its subsidiaries, is engaged in both regulated and nonregulated activities. The Company's regulated activities are conducted by its principal subsidiary, PG Energy Inc. ("PG Energy"), and PG Energy's wholly-owned subsidiary, Honesdale Gas Company ("Honesdale"), which was acquired on February 14, 1997.

            PG Energy, incorporated in 1867 as Dunmore Gas & Water Company, and Honesdale are operating public utilities whose gas businesses are regulated by the Pennsylvania Public Utility Commission ("PPUC"). The Company's other subsidiaries are not so regulated. As of March 31, 1999, PG Energy and Honesdale together had approximately 153,000 gas customers.

            The Company, through its other subsidiaries, PG Energy Services Inc., Keystone Pipeline Services, Inc., Theta Land Corporation and PEI Power Corporation, is engaged in various nonregulated activities, including the sale of natural gas, propane, electricity and other energy-related products and services; the construction, maintenance and rehabilitation of utility facilities, primarily natural gas distribution pipelines; and the sale of property for residential, commercial and other development.


                                 USE OF PROCEEDS

            The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be purchased under the Plan or the aggregate amount that the Company will receive for any newly-issued shares of Common Stock purchased under the Plan. The Company will not receive any net proceeds from the sale of shares of Common Stock which are acquired pursuant to the Plan in the open market. The net proceeds from the sale of any newly-issued shares of Common Stock will either be used for the general corporate purposes of the Company or made available to PG Energy or to one or more of the Company's other subsidiaries for repayment of debt, for payment of capital expenditures and/or for other corporate purposes. To the extent that PG Energy uses proceeds from this offering to repay debt, such proceeds will be used to repay bank borrowings which generally bear interest at less than prime.


                                    THE PLAN

            The following questions and answers constitute the Plan.

General

            The Company has amended its existing Dividend Reinvestment and Stock Purchase Plan to enable its shareholders of record who own at least twenty (20) shares of Common Stock to reinvest cash dividends for the purchase, at the option of the Company, of newly-issued shares of Common Stock or shares of Common Stock acquired in the open market, without the payment of any brokerage commission, transfer tax, service charge or other regular expense.

            Since the reinvestment of dividends provides funds to the Company in exchange for the issuance of new shares of Common Stock, the Company will receive additional funds that will be added to the general corporate funds of the Company and will be made available to PG Energy or to one or more of the Company's other subsidiaries for repayment of debt, for payment of capital expenditures and/or for other corporate purposes.

Advantages

            1.    WHAT ARE THE ADVANTAGES OF THE PLAN FOR THE SHAREHOLDER?

                   (a) A participant may have cash dividends on all or part of his or her shares of stock automatically reinvested in shares of Common Stock without the payment of any brokerage commission, transfer tax, service charge or other regular expense.

                   (b) Full investment of funds is possible because fractions of shares, as well as full shares, will be credited to a participant's account.

                   (c) Dividends with respect to such fractions, as well as full shares, will be credited to a participant's account.

                   (d) A participant can also avoid the need for safekeeping of certificates for shares credited to his or her account under the Plan.

                   (e) Statements of account will be mailed by the Agent, a registered transfer agent, to each participant and will provide each participant with a record of each transaction.

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                                                                               5


                   (f) An Individual Retirement Account ("IRA") may be a participant in the Plan (see Question 6).

Administration

            2. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

            The Chase Manhattan Bank will administer the Plan. Certain administrative support will be provided to The Chase Manhattan Bank by the Agent. The Agent will hold for safekeeping the certificates for shares purchased for each participant under the Plan until termination of his or her participation in the Plan or until a written request is received from the participant for withdrawal of his or her shares. At such time, the participant will be issued a stock certificate or certificates. However, the issuance of stock certificates normally will be limited to one issuance per year per participant. Should ChaseMellon Shareholder Services, L.L.C. cease to act as the Agent, another agent will be designated by the Company. In such event, all references herein to ChaseMellon Shareholder Services, L.L.C. or the Agent shall be deemed to be such other agent as the Company may designate.

Participation

            3. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

            All shareholders of record who own at least twenty (20) shares of Common Stock are eligible to participate. A beneficial owner of Common Stock whose shares are registered in a name other than his or her own can become eligible:

                   (a) by having at least twenty (20) shares of Common Stock
            transferred into his or her own name; or

                   (b) by making arrangements for participation with the broker or bank in whose name the shares are registered.

            A participant in the Plan must maintain ownership of at least twenty
(20) shares of Common Stock. If on the record date for any quarterly dividend payment a participant fails to meet the twenty (20) share minimum participation requirement, such participant will be removed from the Plan on the next dividend payment date as follows. First, such participant's dividends will not be reinvested on the next dividend payment date but instead will be paid to the participant in cash. Then, immediately following such dividend payment date, the participant will receive a certificate for any whole shares of Common Stock held in such participant's account and a check for any fractional shares held in the account. Following these issuances, such participant's account will be closed.

            Any shareholder who does not wish to participate in the Plan will receive dividends, as declared, by check or, at the option of the shareholder, by deposit directly into such shareholder's bank account, in each case on or about the dividend payment date, on shares registered in such shareholder's name.

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                                                                               6


            4. HOW DOES A SHAREHOLDER PARTICIPATE IN THE PLAN?

            A shareholder of record who owns at least twenty (20) shares of Common Stock may join the Plan at any time by completing the Authorization Form and returning it to the Agent, addressed as follows: ChaseMellon Shareholder Services, L.L.C., Investment Services, P.O. Box 3339, South Hackensack, NJ 07606-1939. A new Authorization Form can be obtained at any time from the Agent. Where the shares of Common Stock are registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign the Authorization Form.

            If the Authorization Form is received by the Agent prior to the record date for a particular dividend, that dividend will be used to purchase additional shares of Common Stock for the shareholder either on or as soon as practicable after (see Question 8) the dividend payment date following that record date (the record date usually precedes the payment date by 14 days). Should the Authorization Form be received on or after the record date, it will be necessary to delay the shareholder's participation until the following dividend payment date. For example, if a dividend is payable on September 15 to holders of record on September 1, in order to invest the quarterly Common Stock dividend payable on September 15, a shareholder's Authorization Form must be received by the Agent prior to September 1. If the Authorization Form is received on or after September 1, the Common Stock dividend payable on September 15 will be paid in the regular manner, and the shareholder's participation will begin with the next dividend payment date.

            The Agent will promptly invest dividends received, except where temporary curtailment or suspension of purchase is necessary to comply with the applicable provisions of the federal securities laws.

            An IRA may be a participant in the Plan (see Question 6).

            5. WHAT DOES THE AUTHORIZATION FORM PROVIDE?

            The Authorization Form provides for the purchase of additional shares of Common Stock through the following options:

                  A. "FULL DIVIDEND REINVESTMENT," which directs the Company to pay to the Agent for reinvestment in accordance with the Plan all of the participant's cash dividends on all of the shares of Common Stock then or subsequently registered in his or her name; or

                  B. "PARTIAL DIVIDEND REINVESTMENT," which directs the Company to pay to the Agent for reinvestment in accordance with the Plan cash dividends on the number of shares specified by the participant on the Authorization Form and to continue to pay to the participant cash dividends on the remaining shares.

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                                                                               7

            A participant may change investment options or increase or decrease the number of shares with respect to which dividends are being reinvested at any time by signing a new Authorization Form and returning it to the Agent as provided under Question 4.

            The Authorization Form also appoints the Agent as agent for the participants and directs the Agent to apply such cash dividends to the purchase of additional shares in accordance with the terms of the Plan.

            6. MAY AN IRA PARTICIPATE IN THE PLAN?

            An individual may participate in the Plan through his or her IRA. If an individual has an IRA which is the holder of record of at least twenty (20) shares of Common Stock of the Company, he or she may designate the IRA as a participant in the Plan. The IRA will be subject to the Plan in the same manner as other participants.

Purchases

            7. HOW IS THE PRICE DETERMINED FOR SHARES PURCHASED WITH REINVESTED DIVIDENDS?

            The purchase price of newly-issued shares of Common Stock purchased from the Company with reinvested dividends will be the average of the daily high and low prices for the Common Stock for the five trading days immediately preceding the applicable dividend payment date, as reported on the New York Stock Exchange. The purchase price of shares acquired in the open market which are purchased under the Plan with reinvested dividends will be an amount equal to the weighted average price at which the Agent acquires the shares in the open market.

            Each participant's account will be credited with that number of shares (including a fractional share computed to four decimal places) equal to the total amount invested, divided by the applicable purchase price per share.

            8. HOW AND WHEN WILL SHARES FOR THE PLAN BE PURCHASED?

            The Company has the option of issuing shares from the authorized and unissued shares of Common Stock of the Company, directing the Agent to purchase shares in the open market, or a combination of both.

            Shares purchased from the Company with reinvested dividends will be issued on the dividend payment date (ordinarily the 15th day of March, June, September and December). If the dividend payment date is not a trading day on the New York Stock Exchange, then the shares will be issued on the next trading day.

            If shares are to be purchased in the open market, the Agent will normally begin purchasing shares on the dividend payment date and will endeavor to complete the purchases as soon as practicable thereafter. However, subject to any limitations imposed by the Federal securities laws, the timing of open market purchases under the Plan will be in the sole discretion of the Agent.

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                                                                               8

            Subject to certain limitations, the Agent will have discretion on all matters relating to the open market purchase of shares for the Plan, including determining the number of shares, if any, to be purchased on any day or at any time during that day, the purchase price for such shares, the market on which such purchases are made (whether on a stock exchange, in negotiated transactions or otherwise), the persons (including other brokers and dealers) from or through whom such purchases are made and such other terms of purchase. However, the Agent will not make any open market purchase of shares for the Plan from the Company or any of its affiliates.

            9. HOW MANY TOTAL SHARES CAN BE PURCHASED THROUGH THE PLAN?

            A total of 2,400,000 shares of Common Stock have been reserved for use in connection with the Plan of which, at April 15, 1999, 1,872,881 shares had been purchased by participants. The Company anticipates that it will from time to time, as required, register the sale of additional shares.

Costs

            10. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

            No. There are no brokerage commissions, service charges or other regular expenses to be paid by a participant. All costs of administration of the Plan, including the fees of the Agent and any brokerage fees or commissions in connection with the purchase of Common Stock, will be paid by the Company. However, upon termination of his or her participation under the Plan, if the participant requests the Agent to sell or transfer shares, the participant must pay any related brokerage commission and/or applicable service charges.

Reports to Participants

            11. HOW WILL PARTICIPANTS BE ADVISED OF THEIR PURCHASES OF STOCK?

            As soon as practicable after each purchase for the account of a participant, a statement of account will be mailed to each participant by the Agent. The statement of account details dividends reinvested, the number of shares purchased with reinvested dividends, the average price per share of shares purchased with reinvested dividends and the total number of shares accumulated under the Plan.

            These statements of account are a participant's continuing record of the cost of the participant's purchases and should be retained for tax purposes. In addition, each participant will receive a Prospectus for the Plan and the communications sent to every other shareholder including the Company's annual report to shareholders, notice of annual meeting and proxy statement, and income tax information.


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                                                                               9


Dividends and Other Distributions to Shareholders

            12. WILL PARTICIPANTS BE CREDITED WITH CASH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNT UNDER THE PLAN?

            Yes. The Company pays dividends, as declared, to the holders of record of all its outstanding shares of Common Stock. Participants will be credited with dividends on the basis of full and fractional shares (computed to four decimal places) held in their accounts, and dividends will be reinvested in additional shares of Common Stock, unless the participant elects partial reinvestment of dividends.

            Cash dividends, if declared, are ordinarily paid quarterly on March 15, June 15, September 15 and December 15. The record date for each such dividend is normally fourteen days prior to the dividend payment date.

            13. WILL PARTICIPANTS BE CREDITED WITH STOCK DIVIDENDS, STOCK SPLITS OR OTHER RIGHTS DISTRIBUTED BY THE COMPANY?

            Yes. Any stock dividends or stock splits distributed by the Company on shares held by the Agent for the participant will be credited to the participant's account. In the event the Company makes available to its shareholders rights to purchase additional shares, debentures or other securities, and such rights are transferable, the Agent will sell such rights accruing to shares held by the Agent for the participants and invest the proceeds therefrom in Common Stock prior to or with the next regular cash dividend. Any participant who wishes to exercise stock purchase rights must request, prior to the record date of the offering, that a stock certificate be sent to him or her by the Agent.

Certificates For Shares

            14. WILL STOCK CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

            Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants. This protects the participant against loss, theft or destruction of stock certificates, and reduces the Company's administrative costs. The number of shares credited to an account under the Plan will be shown on the participant's statement of account.

            However, a participant may obtain a certificate for any number of full shares credited to the participant's account under the Plan by sending the Agent a written request. The issuance of a stock certificate normally will be limited to one issuance per year per participant. If a certificate is to be issued for less than all of the full shares, the request must state the specific number of full shares for which the certificate is to be issued. A certificate for a fractional share will not be issued under any circumstances. A participant must make a separate request each time a certificate is to be issued. This request should be mailed to the Agent. Certificates generally will be issued within ten business days after the Agent receives the participant's written request therefor.


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                                                                              10


            Shares credited to the account of a participant under the Plan for which certificates have not been issued may not be pledged or assigned. Any such purported pledge or assignment will be void. Any participant who wishes to pledge or assign such shares must request that certificates for such shares be issued in the participant's name.

            15. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

            Accounts will be maintained in the participant's name as shown on the Company's shareholder records at the time the participant provided the Authorization Form. Certificates for full shares will be similarly registered when issued. Certificates also can be registered and issued in names other than that of the participant subject to compliance with any applicable laws. For certificates to be issued in names other than the participant, the participant must complete an "Assignment Separate from Certificate" form, also known as a Stock Power. This Stock Power must be returned to the Agent bearing the signature of the participant, dated and guaranteed by a recognized member of a Medallion Stamp Program. The forms referred to in this paragraph may be obtained at any time by written request to the Agent.

Termination

            16. HOW DOES A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

            To terminate participation, the participant must notify the Agent in writing. When a participant terminates participation, or upon termination of the Plan by the Company, certificates for whole shares credited to the account of the participant will be issued and mailed directly to the participant with a check in payment for any fractional share credited to the participant's account at the then current market price. If a participant prefers and so notifies the Agent, the Agent will sell the participant's full shares and send the participant the proceeds of the sale plus the cash equivalent of any fractional share, less any service charge, transfer tax and brokerage fee.

            The Company will not repurchase any full shares from the participant.

            17. WHEN MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

            A participant may terminate participation at any time. If the request to terminate participation is received prior to the record date for any dividend payment date, the total amount of the dividends to which a participant is entitled will be paid by check or, at the option of the shareholder, by deposit directly into such shareholder's bank account, in each case on or about the dividend payment date. All subsequent dividends will also be paid by check or direct deposit unless the shareholder elects to re-enroll in the Plan, which the shareholder may do at any time.

            Generally, an eligible shareholder (i.e. a shareholder of record who owns at least twenty (20) shares of Common Stock) may again become a participant at any time. However, the Company and the Agent reserve the right to reject any Authorization Form from a previous participant on grounds of excessive joining and terminating. At the discretion of the Company, a participant may be charged a termination fee if termination is effected within one year of the participant's entry into the Plan or for any termination of a subsequent participation in the Plan.


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                                                                              11


            18. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN THE PARTICIPANT'S NAME?

            If a participant disposes of all shares of stock registered in the participant's name, the Agent will terminate the participant's account and will pay to the participant the cash equivalent (as determined in accordance with Question 16) of any fractional share remaining in the account.

            19. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS A PORTION OF HIS OR HER SHARES?

            If a participant who is reinvesting the cash dividends on all of the shares of Common Stock registered in the participant's name disposes of a portion of his or her shares but, following such disposition, remains the owner of at least twenty (20) shares of Common Stock, the Agent will continue to reinvest the dividends on the remainder of the shares.

            If a participant who is reinvesting the cash dividends on less than all of the shares of Common Stock registered in the participant's name disposes of a portion of such shares but, following such disposition, remains the owner of at least twenty (20) shares of Common Stock, the Agent will continue to reinvest the dividends on the remainder of the shares up to the number of shares originally authorized. For example, if the participant authorizes the Agent to reinvest the cash dividends on 50 shares of Common Stock, of a total of 100 shares of Common Stock registered in the participant's name, and then the participant disposes of 25 shares, the Agent will continue to reinvest the cash dividends on 50 of the remaining 75 shares. If, instead, the participant disposes of 75 shares of Common Stock, the Agent will continue to reinvest the cash dividends on all of the remaining 25 shares. If the participant then acquires additional shares of Common Stock so that his or her holdings of record again total more than 50 shares of Common Stock, the Agent will be guided by the participant's original instructions and reinvest the dividends from 50 shares, and the participant will receive a check for dividends on the shares held of record in excess of 50.

            If a participant who is reinvesting the cash dividends on all or any part of the shares of Common Stock registered in the participant's name disposes of a portion of his or her shares and following such disposition does not own at least twenty (20) shares of Common Stock, such participant will be removed from the Plan on the next dividend payment date unless such participant increases his or her holdings to at least twenty (20) shares of Common Stock on or prior to the record date for the next quarterly dividend payment.

            20. WILL A PARTICIPANT BE ABLE TO VOTE THE SHARES HELD IN HIS OR HER ACCOUNT UNDER THE PLAN?

            Yes, all of the participant's full and fractional shares -- those registered in the name and those credited to the account of the participant under the Plan -- will be included on one proxy mailed to the participant in the regular manner.

            21. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

            THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES TO NON-FOREIGN SHAREHOLDERS PARTICIPATING IN THE PLAN. SINCE THIS IS ONLY A SUMMARY AND SINCE STATE AND LOCAL TAX LAWS MAY VARY, A SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN.

            In general, participants who reinvest cash dividends under the Plan will have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On each dividend payment date, participants will be treated as having received a distribution equal to the cash dividend reinvested. Generally, such distribution will be taxable to participants as ordinary dividend income to the extent of such participant's share of the Company's current or accumulated earnings and profits for federal income tax purposes. The amount, if any, of such distribution in excess of such earnings and profits will reduce a participant's tax basis in the shares of Common Stock with respect to which such distribution was received, and, to the extent in excess of such basis, will result in capital gain. Certain corporate participants may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income. Corporate participants should consult their own tax advisors regarding their eligibility for and the extent of such deduction.

            A participant reinvesting cash dividends will also be treated as having received a distribution (taxable in the manner described above) equal to the participant's pro rata share of brokerage fees or commissions, if any, paid by the Company upon the purchase of shares under the Plan. The Company does not intend to treat participants as receiving distributions based upon their pro rata shares of the Plan administration costs paid by the Company. There can be no assurance, however, that the Internal Revenue Service ("IRS") will agree with this position. The Company has no present plans to seek a ruling from the IRS on this issue.

            Shares or any fraction thereof of Common Stock purchased with reinvested cash dividends will have a tax basis equal to the amount of such reinvested dividends, increased by any related brokerage fees or commissions treated as a dividend to the participant. Such shares or any fraction thereof purchased under the Plan will have a holding period beginning on the day following the purchase date.

            Participants will not recognize any taxable income when they receive certificates for whole shares credited to their accounts, either upon their request for such certificates or upon withdrawal from or termination of the Plan. Participants, however, may recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by participants themselves after receipt of certificates for shares from the Plan. In addition, participants may recognize gain or loss when they receive cash payments for fractional shares credited to their account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference, if any, between the amount which the participant receives for his or her shares or fractional share, and his or her tax basis therefor (with special rules applying to determine the basis allocable to shares that are not specifically identified when the participant sells less than all of his or her shares). Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares or fractional share exceeds one year.

            Dividends which are reinvested pursuant to the Plan may be subject to the "backup withholding" tax generally applicable to dividends unless the participant provides the Company with the participant's taxpayer identification number or is otherwise exempt from "backup withholding."

            22. MAY THE PLAN BE CHANGED OR DISCONTINUED?

            While the Company expects to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan or any part thereof at any time. The Company also reserves the right to make modifications to the Plan. Any such suspension, termination or modification will be announced to both participating and non-participating shareholders. Any such suspension, termination or modification will be prospective only.

            All questions as to the validity, form, eligibility and acceptance of all payments to or under the Plan will be determined solely by the Company, which determinations will be final and binding. No alternative, conditional or contingent payments will be accepted. The Company reserves the absolute right to reject any or all payments for any reason. The Company also reserves the right to waive any irregularities or conditions, and the Company's interpretations of the terms and conditions of the Plan shall be final and binding.

            23. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER THE PLAN?

            In administering the Plan, neither the Company nor the Agent nor any agent of either of them will be liable for any good faith act or omission to act, including, without limitation, any claim of liability (1) arising out of failure to terminate a participant's account upon a participant's death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares are purchased for the participant's account and the times such purchases are made.

            THE COMPANY AND THE AGENT DO NOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY THE PARTICIPANT UNDER THE PLAN.

                          DESCRIPTION OF CAPITAL STOCK

            The following statements are brief summaries of certain provisions relating to the Company's capital stock and are qualified in their entirety by reference to the provisions of the Company's Restated Articles of Incorporation, as amended (the "PEI Articles"), and the Company's By-Laws, as amended, each of which have been filed with the Commission.

            The Company's authorized capital stock consists of 30,000,000 shares of Common Stock. As of April 15, 1999, there were 10,832,710 shares of Common Stock outstanding.

Voting Rights

            Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors.

Dividend Rights

            Holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor.

Liquidation

            In the event of the liquidation, dissolution or winding up of the affairs of the Company, all surplus of the Company remaining after the discharge by the Company of all liabilities shall be distributed, pro rata, among the holders of Common Stock.

Other Provisions

            Holders of Common Stock are not entitled to conversion or pre-emptive rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

Nonassessability

            All of the outstanding shares of Common Stock are fully paid and nonassessable and all shares of Common Stock to be offered by the Company hereby, when issued, will be fully paid and nonassessable.

Certain Business Combinations

            The PEI Articles contain a "fair price" provision, which requires, in addition to any affirmative vote required by law or the PEI Articles, the affirmative vote of a majority of the then outstanding shares of Voting Stock (as defined below) held by shareholders other than Related Persons (as defined below) for certain transactions (each a "Business Combination") involving the Company or a subsidiary and a Related Person, unless certain minimum price and form of consideration requirements are met or the approval of a majority of

Continuing Directors (as defined below) has been given. A "Related Person" is defined to include any person, who, together with its affiliates, is the beneficial owner of 10% or more of the then outstanding Voting Stock of the Company. A "Business Combination" includes certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations. A "Continuing Director" is a director who was a director before the Related Person involved in the Business Combination became a Related Person or was designated (before such director's initial election as director) as a Continuing Director by a majority of the Continuing Directors then on the Board. "Voting Stock" means all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

            This "fair price" provision may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management.

Shareholder Rights Plan

            The Company has a Shareholder Rights Plan under which each holder of a share of Common Stock is granted a right ("Right" or "Rights"), under certain circumstances, to purchase from the Company one-half of a share of Common Stock. No less than two Rights, and only integral multiples of two Rights, may be exercised by holders of Rights at an exercise price of $50 per share of Common Stock (equivalent to $25 for each one-half share of Common Stock), subject to certain adjustments. The Rights will become exercisable only if a person or group acquires 15% or more of the Company's Common Stock, or commences a tender or exchange offer which, if consummated, would result in that person or group owning at least 15% of the Common Stock. Prior to that time, the Rights will not trade separately from the Common Stock.

            If a person or group acquires 15% or more of the Company's Common Stock, all other holders of Rights will then be entitled to purchase, by payment of the $50 exercise price upon the exercise of two Rights, the Company's Common Stock (or a Common Stock equivalent) with a value of twice the exercise price. In addition, at any time after a 15% position is acquired and prior to the acquisition by any person or group of 50% or more of the outstanding Common Stock, the Company's Board of Directors may, at its option, require each outstanding Right (other than Rights held by the acquiring person or group) to be exchanged for one share of Common Stock (or one Common Stock equivalent).

            If, following an acquisition of 15% or more of the Company's Common Stock, the Company is acquired by any person in a merger or other business combination transaction or sells more than 50% of its assets or earning power to any person, all other holders of Rights will then be entitled to purchase, by payment of the $50 exercise price upon the exercise of two Rights, common stock of the acquiring company with a value of twice the exercise price.

            The Company may redeem the Rights at $.0025 per Right at any time prior to the time that a person or group has acquired 15% or more of its Common Stock. The Rights, which expire on May 16, 2005, do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings per share of the Company.

Certain Pennsylvania Law Provisions

            Pennsylvania Business Corporation Law. The Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), generally prohibits a corporation that has a class of voting stock registered under the Exchange Act (such as the Company) from entering into certain broadly-defined business combinations with an "interested shareholder" (defined, in general, as any person or entity that is the beneficial owner of at least 20% of a corporation's voting stock or is an affiliate or an associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner of at least 20% of the corporation's voting stock) during the five-year period following the interested shareholder's share acquisition date unless (i) the business combination or share acquisition is approved by the board of directors of the corporation prior to the date of the acquisition of the shares which made such shareholder an interested shareholder, (ii) the business combination is approved by the affirmative vote of all of the holders of the outstanding common stock of the corporation or (iii) at a meeting called for such purpose no earlier than three months after the interested shareholder becomes the beneficial owner of at least 80% of the corporation's voting shares, the business combination is approved by the affirmative vote of the holders of shares entitling such holders to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, not including any voting shares owned by the interested shareholder or any affiliate or associate of such interested shareholder, and the interested shareholder has complied with certain statutory minimum fair price conditions in the business combination.

            The PBCL also allows such business combinations to be effected after the five-year period when (i) the interested shareholder complies with the statutory fair price provisions in the business combination and the business combination is approved at a shareholders' meeting called for such purpose (at which meeting the interested shareholder's shares may be counted) or (ii) the holders of a majority of the votes entitled to be cast in an election of directors, excluding the shares beneficially held by the interested shareholder (and any associate or affiliates), approve the business combination.

            The PBCL provides generally that the acquisition of 20% or more of the voting power of a registered Pennsylvania corporation by any person (a "controlling person") or group (a "controlling group") entitles every other holder of voting stock of such corporation to elect to receive from the 20% holder, in cash, an amount equal to the "fair value" of such shares, taking into account all relevant factors, including a proportionate amount of any control premium. The minimum value a shareholder can receive is the highest price paid per share by a controlling person or controlling group at any time during the 90-day period ending on and including the date of the control transaction, i.e. the acquisition of 20% or more.

            Pennsylvania Public Utility Code. Corporations and persons owning or holding directly or indirectly 5% or more of the Common Stock are "affiliated interests" of PG Energy under the Pennsylvania Public Utility Code. PPUC approval is required for contracts or arrangements providing for the furnishing of management, supervisory, construction, engineering, accounting, legal, financial or similar services and contracts or arrangements for the purchase, sale, lease, or exchange of any property, right or thing or for the furnishing of any service, property, right or thing other than those above enumerated, made or entered into between PG Energy and any affiliated interest.

Public Utility Holding Company Act

            The Public Utility Holding Company Act of 1935 ("PUHCA") regulates certain acquisitions of direct or indirect interests in public utility companies, such as acquisitions of the Company's Common Stock. The Company is a "holding company" within the meaning of the PUHCA, but is exempt, pursuant to
Section 3(a) thereof, from all provisions of the PUHCA (except Section 9(a)(2) thereof). Under Section 9(a)(2), any person who owns 5% or more of the voting securities of another public utility company would be prohibited from acquiring 5% or more of the Company's Common Stock without prior approval of the Commission. Any other person not qualifying for an exemption would be required to register as a holding company under the PUHCA upon acquiring or holding 10% or more of the Company's Common Stock. Upon such registration, the 10% shareholder and the Company would become subject to the PUHCA generally and be required, among other things, to obtain Commission authorization for its corporate organization in accordance with the PUHCA and, subject to certain exceptions, for its financings, acquisitions and affiliate transactions.

Transfer Agent and Registrar

            ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Common Stock.


                                  LEGAL MATTERS

            The validity of the newly-issued shares of Common Stock offered hereby has been passed upon for the Company by Moses & Gelso, L.L.P., 120 S. Franklin Street, Wilkes-Barre, PA 18701-1188.


                                     EXPERTS

            The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1998, and incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            The consolidated financial statements and schedules for the year ended December 31, 1996, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, and incorporated herein by reference, were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                  ===========================================












                         PENNSYLVANIA ENTERPRISES, INC.

                           -------------------------


                            Dividend Reinvestment and

                               Stock Purchase Plan

                           =========================

                                2,400,000 Shares

                                  Common Stock



                                   PROSPECTUS
                                   ----------











                                 April 19, 1999





                  ===========================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

            The following table sets forth all expenses payable by the Company in connection with the sale of the Common Stock being registered:

            Registration fee                                          $    0.00
            Printing expenses                                          8,000.00
            Legal fees and expenses                                    3,000.00
            Accounting fees and expenses                               1,000.00
            Miscellaneous                                              1,500.00
                                                                       --------

                  Total                                               $13,500.00
                                                                      ==========

Item 15.  Indemnification of Directors and Officers

            Sections 1741 through 1750 of Subchapter D of Chapter 17 of the PBCL contain, among other things, provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel.

            Under Section 1741, unless otherwise limited by its by-laws, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), to which any of them is a party or threatened to be made a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

            Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 with respect to any claim, issue or matter as to which a director or officer has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a director or officer is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

            Section 1743 provides that indemnification against expenses is mandatory to the extent that the director or officer has been successful on the merits or otherwise in defense of any such action or proceeding referred to in
Section 1741 or 1742.

            Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of directors and officers is proper because the director or officer met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel or by the shareholders.

            Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in the Subchapter may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

            Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the Subchapter shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

            Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the PBCL.

            Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in the Subchapter to successor corporations resulting from consolidation, merger or division and to service as a representative of such corporations or of employee benefit plans.

            Section 1750 provides that the indemnification and advancement of expenses granted pursuant to this Subchapter, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of that person.

            Article II, Section 15 of the Company's By-Laws provides that to the fullest extent that the PBCL permits elimination or limitation of the liability of directors, no director shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

            Article VII, Section 1 of the Company's By-Laws provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the PBCL. Persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to another such entity at the request of the Company to the extent the Board of Directors at any time designates such person as being entitled to the benefits of such indemnity.

            The Company has purchased director and officer liability insurance for its directors and officers.

Item 16.  Exhibits

            The following exhibits are filed herewith or incorporated by reference. The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.


4-1   Dividend Reinvestment and Stock Purchase Plan (see Prospectus).

4-2   Restated Articles of Incorporation of the Company, as amended -- filed as
      Exhibit 4-1 to the Company's Registration Statement No. 333-23645.

4-3 By-Laws of the Company, as amended and restated -- filed as Exhibit 3-2 to the Company's Annual Report on Form 10-K for 1998, File No. 0-7812.

4-4   Rights Agreement dated as of April 26, 1995 between the Company and
      Chemical Bank, as Rights Agent -- filed as Exhibit 4-1 to the Company's
      Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, File
      No. 0-7812.

5-1   Opinion of Moses & Gelso, L.L.P.<F1>

23-1  Consent of PricewaterhouseCoopers LLP<F1>

23-2  Consent of Arthur Andersen LLP<F1>

23-3  Consent of Moses & Gelso, L.L.P. (incorporated in Exhibit 5-1)<F1>

24-1  Powers of Attorney<F2>

99-1  Letter to Shareowners

--------------

<F1>
*   Previously filed.
<F2>
**  Certain Powers of Attorney previously filed.



Item 17.  Undertakings

            (a)   The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
            Statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF WILKES-BARRE, COMMONWEALTH OF PENNSYLVANIA, ON THE 19TH DAY OF APRIL, 1999.

                                          PENNSYLVANIA ENTERPRISES, INC.


                                          By:     /s/ John F. Kell, Jr.
                                                -------------------------------
                                                (John F. Kell, Jr.)
                                                Vice President, Financial
                                                Services

            Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                 TITLE                  DATE

 (I) PRINCIPAL EXECUTIVE OFFICER:


   Thomas F. Karam*            President, Chief        April 19, 1999
----------------------------
  (Thomas F. Karam)            Executive Officer and
                               Director


(II) PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:


   /s/ John F. Kell, Jr.       Vice President,         April 19, 1999
----------------------------
  (John F. Kell, Jr.)          Financial Services


(III) A MAJORITY OF THE BOARD OF DIRECTORS:

   Ronald W. Simms*            Chairman of the         April 19, 1999
----------------------------
  (Ronald W. Simms)            Board of Directors


   William D. Davis*           Vice Chairman of the    April 19, 1999
----------------------------
  (William D. Davis)           Board of Directors

   Robert J. Keating*          Director                April 19, 1999
----------------------------
  (Robert J. Keating)


   James A. Ross*              Director                April 19, 1999
----------------------------
  (James A. Ross)


   John D. McCarthy*           Director                April 19, 1999
----------------------------
  (John D. McCarthy)


   Kenneth M. Pollock*         Director                April 19, 1999
----------------------------
  (Kenneth M. Pollock)


   John D. McCarthy, Jr.*      Director                April 19, 1999
----------------------------
  (John D. McCarthy, Jr.)


   Richard A. Rose, Jr.*       Director                April 19, 1999
----------------------------
  (Richard A. Rose, Jr.)



*By:    /s/ John F. Kell, Jr.
     -----------------------
       (John F. Kell, Jr.)

                                INDEX TO EXHIBITS


Exhibit                                                      Sequentially
Number                            Description                Numbered Page

4-1                Dividend Reinvestment and Stock Purchase
                   Plan (see Prospectus).

4-2                Restated Articles of Incorporation of the
                   Company, as amended -- filed as Exhibit
                   4-1 to the Company's Registration
                   Statement No. 333-23645.

4-3                By-Laws of the Company, as amended and
                   restated -- filed as Exhibit 3-2 to the
                   Company's Annual Report on Form 10-K for
                   1998, File No. 0-7812.

4-4                Rights Agreement dated as of April 26,
                   1995 between the Company and Chemical
                   Bank, as Rights Agent -- filed as Exhibit
                   4-1 to the Company's Quarterly Report on
                   Form 10-Q for the quarter ended March 31, 1995, File No. 0-7812.

5-1                Opinion of Moses & Gelso, L.L.P.<F1>

23-1               Consent of PricewaterhouseCoopers LLP<F1>

23-2               Consent of Arthur Andersen LLP<F1>

23-3               Consent of Moses & Gelso, L.L.P.
                   (incorporated in Exhibit 5-1)<F1>

24-1               Powers of Attorney<F2>

99-1               Letter to Shareowners

--------------------------

<F1>
*   Previously filed.
<F2>
**  Certain Powers of Attorney previously filed.


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